Exhibit 5.2

September 28, 2017

Calfee, Halter & Griswold LLP

The Calfee Building

1405 East Sixth Street

Cleveland, Ohio 44114-1607

Re:	The J. M. Smucker Company

Indenture and Securities

Ladies and Gentlemen:

As special New York counsel to The J. M. Smucker Company (the “Company”), we hereby deliver to you our opinion as to specified matters of New York law relating to the indenture (the “Indenture”), dated as of March 20, 2015 and included as an exhibit to the Company’s Registration Statement on Form S-3 filed today with the Securities and Exchange Commission, between the Company, as issuer, and the trustee named in the Indenture (the “Trustee”).

Capitalized terms used but not defined in this opinion letter have the meanings assigned to such terms in the Indenture.

Based upon, and subject to, the various assumptions and qualifications stated below, we are of the opinion, as of the date hereof, that:

1.    The Indenture is, and the Securities, when issued and authenticated in accordance with the Indenture, will be, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

The foregoing opinion is subject to (i) bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting the rights and remedies of creditors generally, and (ii) constitutional and public policy limitations and general principles of equity. In addition, we express no opinion as to: (i) the right to collect any payment to the extent that such payment constitutes a penalty, premium, forfeiture, or late payment charge; (ii) whether the exercise of a remedy limits or precludes the exercise

Calfee, Halter & Griswold LLP

September 28, 2017

of another remedy; (iii) any purported right of indemnification or exculpation with respect to illegal acts, intentional torts, willful conduct, or violations of securities laws; (iv) any purported right to intervene in legal proceedings; (v) provisions that have the effect of extending the applicable statute of limitations; or (vi) the effectiveness and enforceability of waivers of setoff, or statutory, regulatory or constitutional rights.

The foregoing opinion is based solely on a review of generally applicable laws of New York and not on the basis of any review of any orders, decrees, judgments or other determinations that may be specifically applicable to the Company.

For the purpose of rendering the foregoing opinion, we have examined only (i) the Indenture and the forms of the Securities contained in the Indenture, and (ii) your opinion of counsel, dated the date hereof (the “Calfee Opinion”), in connection with the Company’s shelf registration for possible offer and sale from time to time of an indeterminate amount of various securities, including Securities under the Indenture. We have not reviewed any other documents or made any independent investigation whatsoever for the purposes of rendering this opinion, and we make no representation as to the scope or sufficiency of our document review for your purposes. With your permission, our opinion is qualified in all respects by the scope of such document examination.

In rendering the foregoing opinion, we have made such examination of New York laws as we have deemed relevant for the purposes hereof. We have not participated in any aspect of the negotiation, documentation or consummation of the transactions underlying or contemplated by, or entered into concurrently with, the Indenture or the Securities. Accordingly, we have, with your permission, assumed and relied, without independent investigation, upon, among other things: (i) the due formation, existence and good standing of the Company and the Trustee, and the truth, accuracy and completeness of their representations, warranties and acknowledgements contained in the Indenture; (ii) the due authorization, execution and valid delivery of the Indenture and the Securities by the Company and the Trustee, and the legality, validity and binding effect of the Indenture as to the Trustee; (iii) the due authorization, execution,

Calfee, Halter & Griswold LLP

September 28, 2017

authentication, issuance, payment for, and valid delivery of the Securities in accordance with the Indenture, (iv) payment of the consideration for the Securities; (v) that any action taken by any Person in connection with the performance or enforcement of the Indenture or the Securities will be lawful, commercially reasonable and taken in good faith and only in circumstances and in a manner in which it is equitable and commercially reasonable to do so and otherwise in accordance with applicable law; (vi) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as reproduced copies, and the authenticity of all such latter documents; and (vii) the accuracy of the matters addressed in the Calfee Opinion.

We express no opinion with respect to compliance by the Company or any other party with the disclosure or anti-fraud requirements of the New York “blue sky” laws or the effect of any non-compliance with such requirements on the enforceability of the Indenture or the Securities.

We express no opinion herein as to any of the transactions underlying or contemplated by the Indenture or the Securities. Without limiting the generality of that statement, we express no opinion with respect to the financial terms of those transactions, the fairness of those terms to any person or entity, or the satisfaction of any fiduciary duties that may exist.

We express no opinion as to the law of any jurisdiction other than the law of the State of New York.

This opinion speaks only as of the date of its issue and may not be relied upon to the extent subsequent legislative actions or judicial decisions cause changes in the law which would affect the validity of this opinion if given at that time. We assume no responsibility to revise or amend this opinion in the event of such actions or decisions. This opinion is being issued and delivered solely for your benefit and may not be relied upon by any other person. You may rely on this opinion letter in issuing your opinion to the Company in connection with the Registration Statement.

Calfee, Halter & Griswold LLP

September 28, 2017

Very truly yours,

/s/ Harter Secrest & Emery LLP